Exhibit 99.1

Gibraltar Updates Its Fourth-Quarter Earnings Outlook

In Spite of the Fourth-Quarter Slowdown, Gibraltar Expects to Report Record

Sales and Earnings from Continuing Operations in 2006

Gibraltar Industries, Inc. (NASDAQ: ROCK) said today that even though it expects to report record sales and earnings from continuing operations in 2006, its fourth-quarter results will not be as strong as previously expected due to a sharper-than-projected slowdown in sales to the retail and new-build housing market and continued softness in its automotive business.

The Company expects its fourth-quarter sales to the building market will be down by approximately six percent from the previous year and down approximately three percent from its earlier expectations, coupled with an unfavorable product mix. The slowdown and product mix change are fueled by an approximately 20 percent seasonally adjusted reduction in new housing starts and an approximately 12 percent reduction in the overall residential building market. Although the automotive market, a primary market for our processed metals group, is down approximately six percent from the previous year, we expect their sales to come in at the forecasted level, primarily driven by improvements in the industrial markets served.

EPS before the impairment charges discussed below are expected to be $.25 to $.27 for the fourth quarter, compared to a 2005 EPS of $.17 (from continuing operations, after special charges) and an earlier forecast of $.30 to $.35.

“With the pull-back in new housing starts, and many of our retail customers realigning their fourth-quarter orders to market conditions as well as pulling down their inventories, the sale of our products into the retail housing market declined more than we expected at the time when we initially provided our guidance for the fourth quarter,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer.

“In spite of the fourth-quarter slowdown, Gibraltar will still report its best-ever sales and earnings in 2006,” said Mr. Lipke. “We have generated record sales and earnings 11 times in our 13 years as a public company, and we believe that we are well positioned to build on our record of consistent and steadily improving results in the year ahead.”

Gibraltar also announced that it will record a pre-tax impairment charge in the range of $11 million to $13 million in the fourth quarter to substantially write off the value of its 50 percent ownership interest in its Duferco Farrell joint venture. The Company said that the consolidation of the steel-making industry and the higher-than-expected cost of the joint venture’s raw materials diminished the viability of the operation. Gibraltar recorded a pre-tax loss of $1.8 million in 2006 to reflect the results from its 50 percent interest in the joint venture.

“In light of our many internal growth initiatives, numerous acquisition opportunities, continued progress improving our operating efficiency, and the steps we are taking to drive out costs, we fully expect that 2007 will be another solid year for Gibraltar,” said Henning N. Kornbrekke, Gibraltar’s President and Chief Operating Officer.

“In 2006, the year started off strong and then weakened in the third and fourth quarters. We expect that 2007 will reverse that pattern, with a slower-than-usual start, but we anticipate it will pick up strength as the year progresses,” said Mr. Kornbrekke.

Gibraltar Industries is a leading manufacturer, processor, and distributor of primarily metals for the building, industrial, and vehicular markets. The company serves a large number of customers in a variety of industries in all 50 states and throughout the world. It has approximately 3,600 employees and operates 77 facilities in 26 states, Canada, China, England, Germany, and Poland.

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

Gibraltar will review its fourth-quarter results and discuss its outlook for the first quarter during its quarterly conference call, which will be held at 9 a.m. Eastern Time on February 8. Details of the call can be found on Gibraltar’s Web site, at http://www.gibraltar1.com.

Gibraltar’s news releases, along with comprehensive information about the Company, are available on the Internet, at http://www.gibraltar1.com.